ING USA Annuity and Life Insurance Company 909 Locust Street, Des Moines, Iowa 50309

FUNDING AGREEMENT

CONTRACT NO.:	RMTN-5
OWNER:	ING USA Global Funding Trust 5
STATE OF DELIVERY:	Colorado
EFFECTIVE DATE:	October 11, 2007
EXPIRATION DATE:	October 9, 2009
DEPOSIT:	$750,000,015
NET DEPOSIT:	$749,325,000

ING USA Annuity and Life Insurance Company (“Insurance Company”) agrees in consideration of its receipt of the Net Deposit, and subject to the conditions and provisions of this Contract, to pay the Contract Payments specified herein.

The conditions and provisions set out on the attached pages form a part of this Contract as fully as if stated over the signatures below.

Entered into as of the Effective Date.

ING USA GLOBAL FUNDING TRUST 5	ING USA ANNUITY AND LIFE INSURANCE
COMPANY
By U.S. Bank National Association, not in its
individual capacity but solely as Trustee of ING	By: /s/ Harry N. Stout
USA Global Funding Trust 5	Name: Harry N. Stout
Title: President
By: /s/ Seth Dodson
Name: Seth Dodson	By: /s/ Joy Benner
Title: VP	Name: Joy Benner
Title: Secretary
By: /s/ Karen Czizik
Name: Karen Czizik
Title: Vice President

This Contract is issued from the Insurance Company's general account. This Contract provides for the payment of certain amounts to the Owner as provided herein. Early Contract terminations may occur only as expressly provided herein, and transfers and sales of this Contract or any interest hereunder are subject to the restrictions set forth herein.

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ARTICLE I DEFINITIONS

1.1	“Additional Amounts” shall have the meaning provided in Section 3.6(i).

1.2	“Amortized Amount” shall have the meaning set forth in Schedule A.

1.3	“Assignment” means that certain Assignment of Funding Agreement duly executed by the Trust, the Indenture Trustee, the Insurance Company and the custodian of this Contract, effecting the Collateral Assignment.

1.4	“Beneficial Note Owner” means a holder or beneficial owner of any Note or Notes.

1.5	“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and any day as specified in Schedule A.

1.6	“Business Day Convention” means a convention for adjusting any date if it would otherwise fall on a day that is not a Business Day. The Business Day Convention for purposes of this Contract shall be as specified in Schedule A and defined herein.

(i) Following Business Day Convention means that, if a relevant payment date is not a Business Day, such date shall be postponed to the first following day that is a Business Day.

(ii) Modified Following Business Day Convention means that, if a relevant payment date is not a Business Day, such date shall be postponed to the first following day that is a Business Day unless that day falls in the next calendar month, in which case that date will be the first preceding day that is a Business Day.

(iii) Preceding Business Day Convention means that, if a relevant payment date that is not a Business Day, such date shall be brought forward to the first preceding day that is a Business Day.

(iv) FRN Convention or Eurodollar Convention means, for each relevant payment date that is not a Business Day, such date shall be postponed to the date which numerically corresponds to the preceding relevant payment date in the calendar month which is the Month Count after the calendar month in which the preceding relevant date occurred, provided that:

(a) if there is no such numerically corresponding day in the calendar month in which any relevant payment date should occur, then the date will be the last day which is a Business Day in that calendar month;

(b) if the date would otherwise fall on a day which is not a Business Day, then such date will be the first following day which is a Business Day unless that day falls in the next calendar month, in which case it will be the first preceding day which is a Business Day; and

(c) if the preceding relevant payment date occurred on the last day in a calendar month which was a Business Day, then all subsequent such dates will be the last day which is a Business Day in the calendar month which is the specified number of months

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after the calendar month in which the preceding relevant payment date occurred.

1.7	“Collateral Assignment” means a collateral assignment of the rights and interests in this Contract by the Trust to the Indenture Trustee.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Contract” means this Funding Agreement, including Schedule A attached hereto.

1.10	“Contract Payments” means all payments of Deposit and/or Interest and/or Additional Amounts, if any, to be made to the Owner pursuant to the terms of this Contract, including, without limitation, any payments made to the Owner in connection with any Repayment Date.

1.11	“Currency” means the lawful money of the United States of America (“U.S. Dollars”) or such other currency that may be specified in Schedule A.

1.12	“Day Count Convention” means, in respect of the calculation of an amount of Interest for any Interest Period, the Day Count Convention specified for purposes of this Contract in Schedule A and defined herein.

(i) Actual/365 or Actual/Actual means the actual number of days in the Interest Period divided by 365 (or, if any portion of the Interest Period falls in a leap year, the sum of (A) the actual number of days in that portion of the Interest Period falling in a leap year divided by 366 and (B) the actual number of days in that portion of the Interest Period falling in a non-leap year divided by 365).

(ii) Actual/365 (FIXED) means the actual number of days in the Interest Period divided by 365.

(iii) Actual/360 means the actual number of days in the Interest Period divided by 360.

(iv) 30/360 means the number of days in the Interest Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with twelve 30-day months (unless (i) the last day of the Interest Period is the 31st day of a month and the first day of the Interest Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (ii) the last day of the Interest Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month)).

1.13	“Deposit” means the principal amount which is scheduled to be paid by the Insurance Company to the Owner on the Expiration Date or such earlier date this Contract is terminated, subject to any pre- payment of such amount prior to the Expiration Date and to adjustment of such principal amount pursuant to Section 3.1(ii).

1.14	“Effective Date” means the date on which the rights and obligations of the Owner and the Insurance Company take effect. The Effective Date for this Contract is as stated on Page 1.

1.15	“Event of Default” means the occurrence of one or any combination of the following:

(i) Any payment of Interest, premium (if applicable) or Additional Amount (if any) under this Contract has not been paid within seven (7) Business Days of the date such payment is due and payable.

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(ii) Any payment of the Deposit under this Contract has not been paid within one (1) Business Day of the date such payment is due and payable.

(iii) (a) A court having jurisdiction in the premises has entered a decree or order for relief in respect of the Insurance Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect of the United States of America or any other applicable jurisdiction, which decree or order is not stayed; or any other similar relief has been granted under any applicable law; or (b) an insolvency case has been commenced against the Insurance Company under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect of the United States of America or any other applicable jurisdiction; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Insurance Company, or over all or a substantial part of its property, has been entered; or there has occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Insurance Company for all or a substantial part of its property; or a court having jurisdiction in the premises has entered a decree or order declaring the dissolution of the Insurance Company; or a warrant of attachment, execution or similar process has been issued against any substantial part of the property of the Insurance Company and any such event described in this clause (iii) has not been dismissed within sixty (60) days.

(iv) (a) The Insurance Company has an order for relief entered with respect to it or commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect of the United States of America or any other applicable jurisdiction, or consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Insurance Company makes any assignment for the benefit of creditors; or (b) the Insurance Company fails or is unable, or the Insurance Company admits in writing its inability, to pay its debts as such debts become due; or the Board of Directors of the Insurance Company adopts any resolution or otherwise authorizes any action to approve or for the purpose of effecting any of the actions referred to in this clause (iv).

1.16	“Expiration Date” means the date specified on Page 1, which is the date on which this Contract is scheduled to terminate or, if such day is not a Business Day, the immediately preceding Business Day.

1.17	“Fixed Rate Note” means any Note that bears interest at a fixed rate.

1.18	“Floating Rate Note” means any Note that bears interest at a floating rate.

1.19	“Guaranteed Fund” means the book value account established by the Insurance Company in its accounting records for this Contract. The Guaranteed Fund reflects credit and debit transactions under this Contract as provided in Section 2.1.

1.20	“Indenture Trustee” means the indenture trustee for the Notes.

1.21	“Insurance Company” means ING USA Annuity and Life Insurance Company.

1.22	“Interest” means the earnings, if any, for this Contract calculated and accrued pursuant to Article II.

1.23	“Interest Rate” means the rate(s) specified in Schedule A, or determined in accordance with the

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provisions therein, at which Interest is to be earned under this Contract; provided, however, that if this Contract is non-interest bearing the Interest Rate shall equal “0.00%”.

1.24	“IRS” means the Internal Revenue Service.

1.25	“Maturity Date” means the earlier to occur of (i) the Expiration Date, (ii) the date on which the balance of the Deposit remaining in the Guaranteed Fund and any other amounts due and owing under this Contract are paid to the Owner, or (iii) such other date on which this Contract is terminated in its entirety in accordance with the provisions of Article IV.

1.26	“Month Count” means the number of months specified in Schedule A.

1.27	“Net Deposit” means the Net Deposit amount set out on Page 1.

1.28	“Note” means any note of indebtedness issued by the Trust and secured by this Contract.

1.29	“Owner” means the Owner designated on Page 1 as the Owner of this Contract on the Effective Date, or such other party to whom this Contract is later transferred or collaterally assigned in accordance with the provisions in Article V.

1.30	“Principal Financial Centers” means the financial center(s) specified in Schedule A.

1.31	“Repayment Date” means the date(s) specified in Schedule A for repayment to the Owner of part or all of the Deposit as set forth therein, as the same may be adjusted in accordance with the Business Day Convention.

1.32	“Securities Act” means the Securities Act of 1933, as amended.

1.33	“Specifications” means the terms specific to and that shall govern this Contract, as listed on Schedule A.

1.34	“Taxes” means any present or future taxes, duties, levies, assessments, or other governmental charges of whatever nature imposed or levied by or on behalf of any governmental authority in the United States having power to tax.

1.35	“Trust” means ING USA Global Funding Trust 5.

1.36	“Trust Tax Event” means that the Insurance Company has received an opinion of independent legal counsel stating in effect that as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the Effective Date of this Contract, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to Interest accrued or received pursuant to this Contract or (ii) the Trust is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of taxes, duties or other governmental charges.

1.37	“Withholding Tax Event” means that (a) the Insurance Company has received an opinion of independent legal counsel stating in effect that as a result of (i) any amendment to, or change

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(including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the Effective Date of this Contract, a material probability exists that the Insurance Company will be required to pay additional amounts to the Trust to reflect any required withholding or deduction under this Contract, or (b) as a result of (i) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (ii) any amendment to, or change in, an interpretation or application of any such laws or regulations by any governmental authority in the United States, which amendment or change is enacted, promulgated, issued or announced on or after the Effective Date of this Contract, the Insurance Company is required to pay additional amounts to the Trust to reflect any required withholding or deduction under this Contract.

Capitalized terms used herein but not otherwise defined shall have the meaning set forth in Schedule A hereto.

ARTICLE II ESTABLISHMENT AND MAINTENANCE OF GUARANTEED FUND

2.1	Establishment of Guaranteed Fund

Provided the Net Deposit is received by the Insurance Company on the Effective Date, the Insurance Company shall establish the Guaranteed Fund as of such date. Upon receipt of the Net Deposit, an amount equal to the Deposit shall be credited to the Guaranteed Fund. Interest shall be credited to the Guaranteed Fund on the date such Interest is earned in accordance with Schedule A. Each Contract Payment shall be deducted from the Guaranteed Fund on the date it is paid. Unless otherwise specified in Schedule A, the balance of the Guaranteed Fund at any given time shall equal the Deposit less the amount of any adjustments to the principal amount of the Deposit pursuant to Section 3.1(ii), plus Interest earned and credited thereon, less Contract Payments made, if any, other than pursuant to Section 3.1(ii).

ARTICLE III PROCEDURE FOR PAYOUT

3.1	Contract Payments

	(i)	Contract Payments shall be paid to the Owner on the Interest Payment Dates, if any, and the Repayment Dates. All monies payable to or by the Insurance Company under this Contract shall be made via wire transfer in immediately available funds or other mutually agreed upon method in the Currency. The amount of the Contract Payment for an Interest Payment Date shall include accrued but previously unpaid Interest plus any Additional Amounts which may be due and owing at such time. If an Interest Payment Date is also a Repayment Date, the Contract Payment will include the portion of the Deposit scheduled to be repaid on such date

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plus Interest accrued but not previously paid in accordance with Schedule A. If a Repayment Date is not also an Interest Payment Date, the Contract Payment will include the portion of the Deposit scheduled to be repaid on such date plus any Additional Amounts which may be due and owing at such time, but will not include any accrued but previously unpaid Interest; provided, however, that if on the Repayment Date, a percentage of the balance of the Guaranteed Fund is specified in Schedule A to be paid to the Owner, then such payment will include a pro rata portion of Interest and the Deposit. If an Interest Payment Date and/or a Repayment Date is also the Maturity Date, the Contract Payment will equal (a) the balance of the Guaranteed Fund on that date, plus (b) Additional Amounts which may be due and owing at that time, if any. Concurrent with the Insurance Company making such Contract Payment on the Maturity Date, all rights and obligations under this Contract shall terminate.

	(ii)	In addition to the scheduled payments set forth in Section 3.1(i), in the event that the Trust purchases some or all of the Notes in the open market (or otherwise) with the prior written consent of the Insurance Company as to both the making of such purchase and the purchase price to be paid for such Notes (such right of consent to be exercised in the Insurance Company’s sole discretion), a Contract Payment equal to such portion (or the entirety) of the current balance of the Deposit in the Guaranteed Fund as may be necessary to fund the purchase of such Notes shall be paid to or at the direction of the Trust on such date or dates to which the Trust and the Insurance Company may agree. Upon such payment, the balance of the Deposit shall be reduced (a) with respect to any purchase of Fixed Rate Notes or Floating Rate Notes by the Trust, by an amount equal to the aggregate principal amount of the Notes as purchased (or the portion thereof applicable to this Contract), and (b) with respect to any purchase of Notes other than Fixed Rate Notes or Floating Rate Notes by the Trust, by an amount to be agreed between the Trust and the Insurance Company to reflect such Contract Payment under this Contract.

	(iii)	If a Contract Payment is not made as scheduled due to the closure, for any reason, of the wire transfer system(s) or financial market(s) in one or more Principal Financial Centers, that Contract Payment shall be paid on the first Business Day thereafter that the relevant systems and markets are open. In the event a Contract Payment is so delayed, the total dollar amount of the delayed Contract Payment when paid shall remain unchanged and shall include only such amounts of Interest and Deposit as were originally included in that payment, with subsequent scheduled Contract Payments also unchanged by the delay.

	(iv)	Notwithstanding any provision in this Contract which may be to the contrary, no adjustments will be made to amounts owed hereunder if a Contract Payment is delayed as a result of the Owner's failure to provide complete and accurate wire transfer instructions to the Insurance Company.

	(v)	Contract Payments will be computed on a book value basis (i.e. deposits to this Contract, plus accrued Interest, less previous Contract Payments, if any), without adjustment for investment gain or loss.

	(vi)	Unless a different Business Day Convention is specified in Schedule A with regard to certain Contract Payments, all Contract Payments shall be subject to the Business Day Convention specified in Section I of Schedule A.

3.2	Optional Redemptions or Repayments

If so specified in Schedule A and subject to any restrictions provided therein, the Insurance

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Company shall pay to the Owner one or more Contract Payments in an amount sufficient to redeem or repay the Notes backed by this Contract, pursuant to any limited right of redemption or repayment contained in such Notes. The Insurance Company may require reasonable evidence that the redemption or payment request satisfies all of the terms and conditions described in the prospectus, prospectus supplement and/or pricing supplement applicable to such Note(s).

3.3	Contract Pre-Payments

Except as otherwise provided herein and as may be specified in Schedule A, there shall be no pre- payments or other unscheduled withdrawals of funds under this Contract.

3.4	Surrender Value

This Contract may not be surrendered nor will any funds be paid to the Owner under this Contract except in accordance with the terms hereof.

3.5	No Loans

The Insurance Company will not make any loans on the security of this Contract.

3.6	Additional Amounts

(i) All payments due to be made by the Insurance Company to the Owner under the terms of this Contract will be made without any withholding or deduction for or on account of any Taxes unless the Insurance Company has specified in Schedule A that they have agreed to pay Additional Amounts or such withholding or deduction is required by law. Subject to Section 4.3, if such withholding or deduction is required by law and the Insurance Company has specified in Schedule A that they have agreed to pay Additional Amounts, the Insurance Company will pay such Additional Amounts as may be required so that the amount received by the Trust or a Beneficial Note Owner under its Note(s), as applicable (net of any such withholding or deduction under this Contract or any Note(s)), will equal the amount that would have been paid under this Contract or under any such Note(s), as the case may be, had no such deduction or withholding been required.

(ii) Notwithstanding anything herein to the contrary, the Insurance Company shall not be required to make any payment of any Additional Amounts in accordance with Section 3.6(i) for or on account of:

(a) any Taxes imposed which would not have been imposed but for the existence of (1) any present or former connection between the Trust or a Beneficial Note Owner and the United States, including, without limitation, being or having been a citizen or resident thereof, or being or having been present therein or engaged in a trade or business therein, or (2) the Trust's or such Beneficial Note Owner’s status as incorporated therein, or having or having had a permanent establishment therein, or being or having been a controlled foreign corporation, a personal holding company, a passive foreign investment company, a corporation that has accumulated earnings to avoid United States federal income tax or a private foundation or other tax-exempt organization, or being or having been an actual or constructive owner of 10% or more of the total combined voting power of all shares of the Insurance Company;

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(b)	any Taxes imposed which would not have been imposed but for the presentation by the Trust of this Contract or by a Beneficial Note Owner of any related Note(s) to the Trust (where presentation is required) for payment on a date more than 30 days after the date on which such payment becomes due and payable or the date on which payment is duly provided for, whichever occurs later, except to the extent the Trust or the Beneficial Note Owner would have been entitled to Additional Amounts had this Contract or the Note(s), as the case may be, been presented on the last day of such period of 30 days;

(c)	any Taxes which are imposed or withheld solely by reasons of the failure of the Trust or a Beneficial Note Owner to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Trust or Beneficial Note Owner, if compliance is required by statute, by regulation of the United States Treasury Department, by judicial or administrative interpretation of such statute or regulation or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Taxes;

(d)	any inheritance, gift, estate, personal property, sales or transfer Taxes;

(e)	any Taxes that are payable otherwise than by withholding from payments in respect of this Contract or the related Notes;

(f)	any Taxes which are imposed by reason of the Trust or a Beneficial Note Owner being or having been a bank for United States federal income tax purposes whose receipt of interest on the Notes is described in section 881(c)(3)(A) of the Code;

(g)	any Taxes imposed by reason of payments on this Contract or the related Notes being treated as contingent interest described in section 871(h)(4) of the Code;

(h)	any Taxes that would not have been imposed but for an election by the Trust or a Beneficial Note Owner the effect of which is to make payment in respect of the Notes subject to United States federal income tax;

(i)	any tax, duty, levy, assessment or governmental charge of any taxing authority other than the United States, any political subdivision thereof or any authority or agency therein or thereof having the power to tax; or

(j)	any combination of items (a), (b), (c), (d), (e), (f), (g), (h) and (i) above.

ARTICLE IV TERMINATIONS

4.1	Termination Prior to the Expiration Date

This Contract may be terminated prior to the Expiration Date only as provided in this Article IV and as may be provided in Schedule A. In the event such termination occurs, the balance in the Guaranteed Fund plus Additional Amounts that may be due and owing as of the date of such termination, if any,

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shall become immediately due and payable to the Owner. All rights and obligations under this Contract will terminate concurrently with the payment of such amounts to the Owner.

4.2	Termination for Default Event

(i) This Contract will terminate automatically if an Event of Default specified in Section 1.15(iii) or 1.15(iv) occurs.

(ii) Upon the occurrence of an Event of Default specified in Section 1.15(i) or 1.15(ii), the Owner shall have the right to terminate this Contract by giving prior written notice to the Insurance Company.

4.3	Termination for Withholding Tax Event

Upon the occurrence of a Withholding Tax Event, the Insurance Company may terminate this Contract by giving not less than thirty (30) days and no more than sixty (60) days prior written notice to the Owner.

4.4	Termination for Trust Tax Event

Upon the occurrence of a Trust Tax Event, the Insurance Company may terminate this Contract by giving not less than thirty-five (35) days and no more than sixty (60) days prior written notice to the Owner.

4.5	Termination Prior to the Expiration Date upon Pre-Payment

This Contract will terminate automatically upon the Insurance Company making a Contract Payment to the Owner prior to the Expiration Date in accordance with Section 3.1(ii), any optional redemption or pre-payment provisions set forth in Schedule A or on any Repayment Date, if such Contract Payment is equal to the balance of the Guaranteed Fund as of such date, plus Additional Amounts, if any, that may be due and owing at that time.

4.6	Termination on Expiration Date

Unless terminated prior to the Expiration Date as provided above, this Contract will terminate automatically on the Expiration Date concurrently with the Insurance Company making a Contract Payment to the Owner equal to the balance of the Guaranteed Fund as of the Expiration Date, plus Additional Amounts, if any, that may be due and owing as of the Expiration Date. All rights and obligations under this Contract will terminate upon the Insurance Company’s payment in full of that Contract Payment.

ARTICLE V MISCELLANEOUS

5.1	Entire Contract

	(i)	This Contract, including Schedule A, any rider, endorsement, exhibit, or amendment that may be attached hereto, constitutes the final and entire agreement between the Insurance Company

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and the Owner. There are no promises or obligations other than those contained herein.

(ii) The Insurance Company may issue this Contract as duplicate originals. Originals so issued shall constitute the same contract and the Insurance Company's obligations shall not be increased or expanded because of the issuance of the duplicate originals.

5.2	Supplemental Agreements

Within ninety (90) days of the date of issuance of this Contract, the Insurance Company may (i) issue to the Owner one or more additional funding agreements and may provide in any such additional funding agreement that any such additional funding agreement shall constitute part of the same obligation of the Insurance Company as this Contract or (ii) increase the Deposit, Net Deposit and Guaranteed Fund and any other applicable funds on balance under this Contract by written agreement with the Trust (any such additional funding agreement or written agreement, a “Supplemental Agreement”), and such Supplemental Agreement shall be subject to the same terms and conditions of this Contract (including those set forth in Schedule A), except that the Effective Date, the Deposit, the Net Deposit, and any other applicable funds on balance under this Contract and the date and amount of the first Interest payment, if any, may be different with respect to such Supplemental Agreement; provided that the issuance of such Supplemental Agreement will satisfy the conditions of Treasury Regulation Section 1.1275-2(k)(2)(ii) and will constitute a “Qualified Reopening” under Treasury Regulation Section 1.1275-2(k)(3)(ii) (without regard to subparagraph (A) thereof).

5.3	Assignments and Transfers

This Contract and any right, title or interest in, to or under this Contract (including, without limitation, any right to receive payments) may not be assigned, sold or otherwise transferred except upon prior mutual written consent of the Owner and the Insurance Company. Assignments, Collateral Assignments, sales or other transfers by the Owner (a) may be made only to U.S. Persons (as defined in Section 7701(a)(30) of the Code), (b) will be effective only after they are recorded on the book entry system maintained by the Insurance Company within the meaning of United States Treasury Regulation Section 1.871-14(c)(1)(i), (c) must be registered or fall within an available exemption from registration of this Contract as a security under the Securities Act and must be conducted in accordance therewith, and (d) will only be effective and recorded in the Insurance Company’s book entry system after the Insurance Company receives from the proposed owner or assignee such certificates, documentation and opinions as the Insurance Company may reasonably request; provided, however, that for purposes of a Collateral Assignment by the Trust to the Indenture Trustee, such certificates, documentation and opinions shall be limited to (i) the Assignment and (ii) if requested by the Insurance Company, a completed and duly executed IRS Form W-9 or such other IRS forms as the Insurance Company, upon the advice of its counsel, is required to obtain from the Indenture Trustee. In addition to the foregoing, the Indenture Trustee must agree to provide to the Insurance Company as of the date of the Assignment, or within ten (10) Business Days following such date, complete written wire transfer instructions for the account to which the Contract Payments are to be delivered and appropriate contact information for the delivery of notices or other information to and for contacting the Indenture Trustee.

5.4	Directions and Information

The Insurance Company shall be entitled to rely and act solely on the reports, directions, proofs, notices, elections and other information furnished to it by the Owner or the Owner’s agent, which shall be conclusive and binding as to all persons or entities claiming an interest hereunder.

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5.5	Notice

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made upon delivery in person or by registered or certified mail (postage prepaid, return receipt requested), by overnight courier service (charges prepaid) or by confirmed facsimile, to the following addresses:

(a) if to the Owner, to:

ING USA Global Funding Trust 5
c/o U.S. Bank National Association
Attn: Corporate Trust Services
950 17th Street, 12th Floor
Denver, CO 80202
Fax: (303) 585-6865

With a copy to:

ING USA Global Funding Trust 5
c/o U.S. Bank National Association
Corporate Trust Services
209 S. LaSalle Street, Suite 300
Chicago, Illinois 60604
Attention: Patricia Child, VP
Telephone: (312) 325-8902
Facsimile: (212) 325-8905

and, Citibank, N.A. Agency & Trust 388 Greenwich Street, 14th Floor New York, New York 10013 Attention: Nancy Forte Structured Finance Agency and Trust ING USA Global Funding Trust 5 Fax: (212) 816-5527

(b) if to the Insurance Company, to: ING USA Annuity and Life Insurance Company c/o ING Institutional Markets 1290 Broadway Denver, CO 80203-5699 Fax: (303) 860-2690

Either party hereto may change its address for purposes of receiving notices and other communications

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by providing a notice to the other party as required herein.

5.6	Non-Waiver of Contract Provisions

Failure of the Insurance Company or the Owner to enforce any provision of this Contract at any particular time or in any particular circumstances shall not operate to waive or modify such provision, nor shall it in any manner render such provision unenforceable at any other time or to any other occurrence, whether or not the circumstances are the same.

5.7	Status of Guaranteed Fund

All monies under this Contract shall be part of the general corporate funds of the Insurance Company.

5.8	Ownership

Subject to any statutory restrictions, the Owner shall have and exercise all rights, powers and privileges under this Contract. Nothing in this Contract shall confer any rights whatsoever to any third party, nor shall any of its terms be enforceable by any third party who is not a party to this Contract, except as otherwise agreed by the Insurance Company in writing.

5.9	Non-Participating

This Contract shall not participate or share in the earnings of the Insurance Company.

5.10	Effect of Signature& Limitation of Liability

It is expressly understood and agreed by the parties hereto that (a) this Contract is executed and delivered by U.S. Bank National Association, not individually or personally but solely as trustee of the Trust, in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust, as Owner, is made and intended not as personal representations, undertakings and agreements by U.S. Bank National Association, but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on U.S. Bank National Association, individually or personally, to perform any covenant, either expressed or implied, contained herein, all such liability, if any, being expressly waived by the parties hereto and by any person claiming by, through or under the parties hereto and (d) except as otherwise may be expressly provided under the terms of that certain Trust Agreement establishing the Trust, under no circumstances shall U.S. Bank National Association be personally liable for the payment of any indebtedness or expenses of the Trust under this Agreement.

5.11	Amendment

The Owner and the Insurance Company may mutually agree, in a writing signed by each party, to modify this Contract at any time without the consent of any other person or entity.

5.12	Insurance Company's Disclaimers

It is expressly understood and agreed that the Insurance Company makes no representation as to the authority of the Owner to enter into or perform under this Contract or as to the legal or tax implications of this Contract for the Owner or any other person or entity. In performing its obligations hereunder, the Insurance Company is not acting as a fiduciary, agent or other advisor or representative

3012FA-MTN	Page 13	(RMTN-5)

for the Trust or any other person or entity with respect to this Contract.

5.13	Owner's Representations

(i) The Owner represents that:

(a) it is not subject to any Taxes as would constitute a Withholding Tax Event;

(b) it is not subject to any Taxes as would constitute a Trust Tax Event; and

(c) if requested by the Insurance Company, it will provide the Insurance Company within ten (10) days of the Effective Date a duly completed and executed IRS Form W-9, or such other form as may be applicable to it.

(ii) The Owner acknowledges and agrees that the Insurance Company has not registered and has no obligation to register this Contract under the Securities Act.

5.14	Mutual Representations

Each party hereto represents to the other that as of the date hereof:

(i) It has the power to enter into this Contract and to consummate the transactions contemplated hereby.

(ii) It has duly authorized, executed and delivered this Contract.

(iii) Assuming the due authorization, execution and delivery of this Contract by the other party, this Contract constitutes a legal, valid and binding obligation of the representing party.

(iv) This Contract is enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights, and subject as to enforceability to general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(v) Neither the execution and delivery of this Contract nor the performance of any of its obligations hereunder will, to the representing party’s best knowledge, violate any law or any order, decree, license, permit or the like which is applicable to it or will cause any default by it under any agreement to which it is a party or by which it is bound.

5.15	Representations Generally

If any representation made by either party hereto ceases to be true, the party learning of such failure will promptly advise the other party. All representations made by the Owner and the Insurance Company in this Contract shall be considered to have been relied upon by the other party.

5.16	Tax Treatment

The Insurance Company and the Owner agree that this Contract shall be disregarded for United States federal income tax purposes. The Insurance Company and the Owner further agree that if this

3012FA-MTN	Page 14	(RMTN-5)

Contract is not so disregarded, it will and is intended to be treated for tax purposes as a debt obligation of the Insurance Company issued in registered form within the meaning of Treasury Regulation §1.871-14(c)(1)(i) and for all other federal, state and local income and franchise tax purposes.

5.17	Governing Law

This Contract shall be governed by and construed in accordance with the laws of the State of Delivery specified on Page 1, without regard to its conflicts of law rules.

[Schedule A begins on next page]

3012FA-MTN	Page 15	(RMTN-5)

SCHEDULE A (Floating Rate)

     This Schedule A is attached to, and hereby incorporated into, Contract No. RMTN-5 (the “Contract”) issued by ING USA Annuity and Life Insurance Company (the “Insurance Company”) to ING USA Global Funding Trust 5 (the “Owner”).

Specifications

I. The following terms shall apply to this Contract. Floating Interest Rate (formula): 1-month LIBOR + 0.36%

     The following capitalized terms shall have the meaning set forth in the Prospectus for the Notes:

Interest Rate Basis(es).	Check all that apply:
	[ ]	CD Rate	[ ]	Commercial Paper Rate
	[ ]	CMT Rate	[ ]	Eleventh District Cost of Funds Rate
	[X] LIBOR		[ ]	Federal Funds Rate
	[ ]	EURIBOR	[ ]	Treasury Rate
	[ ]	Prime Rate	[ ]	Other:_____________________

	If LIBOR:		[X] LIBOR Reuters Page: LIBOR01
[ ] LIBOR Moneyline Telerate Page 3750
LIBOR Currency: U.S. Dollars

If CMT Rate:
Designated CMT Telerate Page:
If 7052: [ ] Weekly Average [ ] Monthly Average
Designated CMT Maturity Index:

Index Maturity: 1-month
Spread (+/-): + 0.36%

Initial Interest Rate, if any:	5.47625%

Interest Payment Date:	The ninth day of each month that this Contract is in effect, beginning November 9, 2007, and the Maturity Date.

Interest Period:	The period between Interest Reset Dates.

Interest Reset Dates:	The ninth day of each month that this Contract is in effect beginning November 9, 2007 beginning November 9, 2007.

Interest Determination Date:	The second London Banking Day prior to each Interest Reset Date

Interest Crediting:	Interest shall be earned daily at the Interest Rate determined on each
Interest Determination Date for the relevant Interest Period on the current balance of the Deposit in the Guaranteed Fund as
determined in accordance with the Day Count Convention from and on the first day of each Interest Period to, but not including, the last

3012FA-MTN	Page 16	(RMTN-5)

day of each Interest Period or the Maturity Date, whichever is sooner; provided, that interest shall initially be earned at the Initial
Interest Rate from and on the Effective Date, to but not including, the first Interest Reset Date.

Computation of Interest:	Accrued Interest for each Interest Period shall be calculated by multiplying the current balance of the Deposit in the Guaranteed
Fund by an accrued interest factor. The accrued interest factor shall be computed by adding the interest factor calculated for each day in the applicable Interest Period. The interest factor for each such day shall be computed by dividing the Interest Rate applicable to such day by 360.

Day Count Convention:	Actual/360

Business Day Convention:	Modified Following Business Day Convention

Currency:	U.S. Dollar

Principal Financial Center(s):	New York, New York

Repayment Date(s):	The Maturity Date.

Optional Redemption:	Optional redemptions under Section 3.2 may only be made to fund amounts the Trust is required to pay to fund redemption of the
Notes as described in the Prospectus, Prospectus Supplement, or
Pricing Supplement for ING USA Global Funding Trust 5.

Calculation Agent:	Citibank, N.A.

II.	Additional Definitions:

	(A)	“London Banking Day” means a day on which commercial banks are open for business (including dealings in U.S. Dollars) in London, England.

	(B)	“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York or London, England.

III. Additional terms and conditions, if any, relating to periodic payments and/or pre-payments pursuant section 3.1(ii) ..

(A) Additional Amounts to be paid in the event withholding or deduction of Taxes is required by law: Yes ___ No _X_

3012FA-MTN	Page 17	(RMTN-5)

End of Schedule A